Exhibit 3.1

CERTIFICATE OF FORMATION

OF

NORTHERN TIER ENERGY LLC

This Certificate of Formation is being executed as of November 9, 2009 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Northern Tier Energy LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ R. Kunetka
Name.	R. Kunetka
Title:	An Authorized Person

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

4.	The name of the Limited Liability Company is: Northern Tier Energy LLC.

5.	That a Certificate of Formation was filed by the Secretary of State of Delaware on June 23, 2010, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

6.	The inaccuracy or defect of said Certificate is: (must give specific reason)

The Certificate of Formation was submitted with an execution date earlier than the document was drafted.

7.	The opening paragraph of the certificate of formation is being corrected as follows:

This Certificate of Formation is being executed as of June 23, 2010 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of August, A.D. 2010.

By:	/s/ Y.R. Kunetka, Assistant Secretary
Authorized Person

Name:	Y.R. Kunetka, Assistant Secretary
Print or Type